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                                                       Registration Nos. 2-11101
                                                                         811-242

                                     EXHIBIT
                                   EX-99.8(B)




     LETTER AGREEMENT BETWEEN THE REGISTRANT AND STATE STREET BANK AND TRUST COMPANY RELATING TO THE APPLICABILITY OF THE CUSTODIAN CONTRACT AND THE TRANSFER
 AGENCY AND SERVICE AGREEMENT TO NEW ENGLAND INTERMEDIATE TERM TAX FREE FUND OF
     CALIFORNIA AND NEW ENGLAND INTERMEDIATE TERM TAX FREE FUND OF NEW YORK


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                                                  February 12, 1993




State Street Bank and Trust Company
1776 Heritage Drive
Fiduciary Control 42N
North Quincy, MA  02171

RE:      TNE Intermediate Term Tax Free Fund of California and
         TNE Intermediate Term Tax Free Fund of New York

Gentlemen:

         This is to advise you that TNE Funds Trust (the "Trust") has established two new series of shares, TNE Intermediate Term Tax Free Fund of California and TNE Intermediate Term Tax Free Fund of New York. In accordance with the Additional Funds provisions in Section 17 of the Custodian Contract dated January 3, 1989 between the Trust and State Street Bank and Trust Company and in Article 8 of the Transfer Agency and Service Agreement dated January 3, 1989 between the Trust and State Street Bank and Trust Company, the Trust hereby requests that you act as Custodian and Transfer Agent for the new series under the terms of the respective contracts.

         Please indicate your acceptance of the foregoing by executing two copies of this Letter Agreement, returning one to the Trust and retaining one copy for your records.



By /s/ HENRY L.P. SCHMELZER
   ---------------------------
       Henry L. P. Schmelzer
       President
       TNE Funds Trust


Agreed to this 16th day of February, 1993


State Street Bank and Trust Company



By /s/
   ---------------------------
       Vice President